Exhibit 10.83

OUTSIDE DIRECTOR COMPENSATION PACKAGE

Effective January 1, 2023, Regional Health Properties, Inc. (the “Company”) will pay each outside director who is independent in accordance with the NYSE American and SEC rules governing director independence (an “Eligible Director”) an annual cash retainer of $49,500 (the “Annual Cash Retainer”) for service to the Company. In addition, the Lead Independent Director will receive an additional annual fee of $12,000 (the “Lead Independent Director Fee”). The Annual Cash Retainer and the Lead Independent Director Fee will be paid in monthly installments.

The Company also will reimburse each Eligible Director for all reasonable travel and other out-of-pocket expenses that are incurred in connection with attending, in person, any board meetings, shareholder meetings or other meetings requiring in-person Eligible Director participation.

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